Exhibit 99.2

Tidewater Inc.

Jefferies 5th Annual Shipping, Logistics & Offshore Services Conference

September 17, 2008

<<Unidentified Speaker>>

Our next company presenting is going to be Tidewater. Presenting for the company will be Joe Bennett.

<<Joseph Bennett, Executive Vice President and Chief Investor Relations Officer>>

All right. Thank you [indiscernible]. This is like a group one-on-one here. It’s awful nice being here for lot’s of reasons. One, I for the last couple of years [indiscernible] has asked us to present at this conference and haven’t been able to and every year it conflicts with the board meeting as it is doing today, but our Chairman allowed me out, which I grabbed real quick to get out of a board income and come here. And secondly, I am based in Houston as is [indiscernible] and everybody knows what Houston is going through. I just got a call about 15 minutes ago that the powerhouse [ph] returned to my house last night about midnight since Friday night. So it’s good to have some cool air up here. So pleasure to be here.

Let’s get on through, we have to put this disclaimer up, but everybody knows what that all means and will move past that. With a conference like this that is geared to shipping and logistics and so forth it may that you are not all that for me with what Tidewater and what kind of subsector we are in. We do lots of different things, we are too — very much tied to the specifically the oil and gas business and the drilling activity of drilling rigs around the world, although we say that we are involved in really every sector of that whole process.

That meaning seismic, exploration, development, production, construction our vessels and a variety of vessels, anchor handling, towing supply vessels, platform supply vessels, crew boats, tugs et cetera is the type of work in vessels that we do to operate around the world.

And this is the picture of one of our boats and the type of seas. It is a very challenging environment that we operate in and as these pictures were not taken during any of the hurricanes. This could be normal business, this was actually taken down in Australia, but it could be in the North Sea, it could be in lots of different places that we operate.

So safety is a very, very important part of our business and we concentrate in make that a priority within the company. It certainly is a priority with our customer base. So what we do is to put up our total recordable incident rate, which is this is per 200,000 man hours and compare ourselves to other companies that are pretty well known for their safety records and how we compare against them and as you see by the gold line would you compare very, very favorably to that.

And that is a distinguishing factor in our industry. Everyone is concentrating on safety, so you want to continue to be the best in the most safe operator in a — on a platform that is constantly moving, changing, loading, unloading lots of opportunities for accidents to happen. So it’s something that you have to keep your eye on every single minute of the deck.

Tell you a little bit about Tidewater today. We discovered the safety record. Our entire fleet these days and for the last few years have been earning great returns. You will see as we get into this presentation, the whole industry is going through a transition of kind of out with the older traditional vessels and in with new equipment.

So that’s a big part of what’s going on. And the good thing for us is, while we are the largest player in the industry, we are the largest new vessel operator in the industry and we are the largest old vessel operator in the industry. And all of those different types of vessels are earning great returns these days.

We are aggressively and have been aggressively investing into equipment. Since 2000 and you will see a slide that covers what we have done over the last eight years and kind of our goals and what we are talking about doing as we head into the future. An unmatched global footprint, you will see a slide on our geographic locations. We are basically everywhere where oil and gas is explored for develop and et cetera and you will see that count a very strong balance sheet has it has been the case, we hope to continue to be the case, but to use it effectively and we are very disciplined and people would say very conservative in regards to our investment and capital management.

Tidewater tomorrow, we don’t think we will look terribly different than that. A fleet with expanded capabilities, we will continue to grow our fleeting through acquisition, through new builds, however we can continue to grow the new fleet and in a very disciplined way, dispose of the old equipment.

We want to increase, ever increase our international presence. You will in the slide that our domestic, our Gulf of Mexico activity has continued to get smaller and smaller as most of the work is headed internationally. So we are right now about 90% international and that’s a far a cry from where were at 10, 12, 15 years ago.

Generating solid returns regardless of market cycles, that’s easier said than done. When the cycles turn down, it’s very, very difficult to continue to get good returns. So our approach, anybody’s approach is you got to make the money while the business is good. It has been, we are still very, very optimistic on the future of this industry.

I think all the fundamentals are lined up right and you will see that in the next slide. We hope to as I said before, continue to be financially strong, all right? We don’t see ourselves changing our stripes all that much although we have said some things recently where people may suggest that that’s going to happen. I don’t think that’s going to happen, we are not going to move terribly from our disciplined approach to spending and to continue to grow earnings and provide those solid returns primarily coming from the new equipment because we will all admit that the old equipment is going away, although going away at a much slower pace than what people had I think originally estimated.

Our strategy. We’ve been cash flowing a significant amount and reinvesting it in a number of ways, back into the fleet with new boats, share repurchase programs, increased dividends, so we’ve been providing returns to shareholders in a good way. We expect to continue to do that; we will continue to push day rates as best as we can. Around the world we have seen a continual increase in day rates virtually every geographic area in the world and we don’t frankly see that slowing down.

There may be pockets here and there of countries that wouldn’t surprise anybody where it slowed a bit, but overall we continue to see good day rate escalations on both the new and the old equipment. The booklets that we have outside have an appendix to it that have some graphs that show the breakout of both our new and our traditional boats and what the day rates have done on each on those respective types of boats and what you’ll see there is increasing day rates over the last three to four years on both the old and new equipment.

The balance long-term in spot market opportunities, we try to be balanced, we actually have about 50% of our fleet is covered for the next year and that number hasn’t changed terribly over the last year or two. We like to have that mix of kind of what I call spot, but really short-term contracts and longer-term contracts; again the customers really drive that boat more than we do. We go to some of our major customers, we can kind of tell them whatever we would like to in regards to contract terms and they are going to go, no, we would like you to do it this way. And we will go, yes sir, we are going to do it that way. So, having a nice mix I think helps us benefit from the increasing day rates.

Right acquisitions, right price, right time. We’ve been saying that for a while. Frankly, we haven’t done many big acquisitions. It’s been a quite a while, it’s not for lack of trying, we are looking at companies, we are looking at businesses within our core business, we want new boats, we are not interested in acquiring old equipment, we have enough old equipment that we are working our way through. So, with that there really is a limited number of acquirers out there and I can assure you, we are talking to any of them that are there along with growing organically, which is the way that we have been primarily the fleet over the last few years. Opportunistically use our balance sheet, we will talk about that in a second and focus on creating shareholder value and I’ve talked about that before with dividends and share repurchases.

I want to take a step back. Well, first off, the continued positive outlook and there’s nothing that’s terribly surprising here, even with oil doing what it’s doing, gas doing what it’s doing, it’s still a very favorable commodity environment that is very conducive to our part of the business. Oil at a $140, oil at a $100, oil at $80, really doesn’t impact our business very much at all and you can talk to the E&P companies and I think they would suggest the same thing that anything north of kind of $80, if not even lower than that, they will continue doing the majority of the projects, especially the kind of the big boys.

E&P spending continues to go up, we would – it certainly is up this year and we would expect the – a similar type percentage next year. We think that in our industry while a lot has been said about the capacity concerns of new bills going on right now, we also know that there are a significant number of rigs under construction, rigs coming back into business, FPSOs being built, that all require equipment. So, you will see a slide on that. Largest new fleet in the industry, traditional vessels, a lot of that we’ve talked about before. Let’s move on.

To put a little in perspective kind of our size in our specific industry and you will see a slide that basically suggests these are only anchor handlers and PSV is kind of the core type of vessels in our industry that there are about 2,000 in ODS-PetroData dealt a lot of research on that, 2,000 anchor handlers and PSVs and this is the breakout. We have 292 of those and as you would see, the next closest competitor has 84, this is all as of the end of June and down from there, where the majority of players, obviously we are a very fragmented and we have almost 1,500 vessels that are operated by over 300 owners. So, a lot of mom and pops that are operating around the world and then a few of larger operators, but certainly we stand out in this group.

Now, go back and take a look at the basic rig facts, which I think drives this picture and the type of work that we primarily do. Again, all of this is as of June. About 600 working rigs, 119 in active rigs of which about 50 were in yards getting repaired to come back to work, others that could do that but you can kind of forget about those for right now and a 187 new rigs that are under construction kind of split between jack ups and floaters that will be entering the fleet at some point in time. And of course the shipyard activity and delays is all part of the our business both on the rig side and the boat side, trying to time deliveries of boats and rigs is impossible and frankly I don’t know anyone that’s trying to do that. But the fact is 187 new rigs are under construction, that number seems to be increasing almost every day, so that’s very good for our business. FPSOs, we talked about 279 active, few inactive and 89 under construction. Again that type of the equipment requires vessels.

So go back and look at again anchor handlers and PSVs globally. These are the 2000 or 2,038 vessels and when they were constructed. So you see a very large number of boats that were built in the late 70s, early 80s that are now 25-years-old or plus and nothing really happened until the late 90s and off we went again building new boats. So as you look at the breakdown, you see that about 300 of those boats are already 30-years-old and older. When a lot of these boats were build there were expected to last 15-years. And then when 15-years kind of came in when everybody kind of extended and it run 25-years as a good time frame. And frankly, I think we still agree that somewhere in the 25-year range given a normal environment is probably a decent life for these vessels. Obviously, there is a good number of that last thing longer than that.

Another 489, almost 500 additional vessels are these 2000 are 25 to 29-years-old. So there last thing longer than what people thought they would and then another 171 that are 20 to 24-years-old. So our point in this is there are about half of these 2000 boats that are older than 20-years-old, the majority older than 25-years-old, that will go away overtime. No one knows, everyone assess what the attrition rates going to be, it’s almost an impossible thing to be able to say. But they are going away and you will see a slot of what tight order has done over the last several years.

So people like to talk about rig to boat ratios and this is kind of very macro look at that, 2000 or so boats out there, 600 rigs for the most part, both of those being fully utilized, so about 3.4 vessel to rig ratio that is not to suggest that there are 3.5 boats circling every rig out there because this would include activity related to seismic construction et cetera, all the other pieces that we talked about. But this is a good way of tracking it. Then you look at the incremental vessel demand coming from the older rigs being delivered and the new rigs under construction, so that’s 230 additional pieces of equipment apply whatever ratio you want to that. And you will get to a number that kind of eats up the capacity of what’s being built.

Today, there are about 725 or 30 or so new anchor handlers and PSVs under construction to be delivered over the next three, four or five years. And we think it’s going to be enough. So the question is what is the attrition going to be, and all we can say is there will be attrition. Our own boats are going away, other all boats are going away, so therefore we feel pretty comfortable with the balance of boats and rigs.

So let’s get into our business then a little bit. Our international presence without doubt are striving our earnings, so said before 90% of our activity is international around the world and we’ve been therefore over 50 years. The company began in the mid 50s and it took us about two years to branch internationally, first to Venezuela and then to pull any other regions of the world. By the mid 60s we were across the globe. You see there the 88% of revenues in that first quarter of the June quarter of this year are growing largest international fleet. We do intend on growing that. We have 50 vessels under construction all but two are being constructed internationally which means they will remain international. They can’t come back and work with the [indiscernible] Act and the Gulf of Mexico. So our approach is to continue to grow that international fleet.

We are seeing customers asking for longer contracts. Better utilization, hire day rates for both new and old equipment. So a pretty good story and we expect that to continue. And then as I said before the [indiscernible] spending continues to be strong internationally, stronger than domestic.

There is a quick spread of our account, when you look at these and add up the vessel account, that’s about 370 vessels worldwide, they are actually working does not include our stack fleet. We have some boats off this side that for sale and I will remove those from this. So you see 10% of our boat count in North America, almost all those in the Gulf of Mexico, about 100 in Central and South America, that’s geared primarily to Brazil and Mexico, for everyone’s info Brazil and specifically PetroBras is our number two largest two customer in the world. And we don’t see that changing much, in fact, there is solidifying that position, they have been number two for a while only to Chevron on our revenue list.

West Africa is a strong region for us and in our industry, Middle East, only 36 boats there and that’s not unusual, Middle East is very, very dominated by local competitors usually older equipment and we see that as an area that will grow for us and other export type companies, but it will take a little while and then far east has been very, very stable, its been a good operation for us, South East Asia, Australia, and is one that continues to strengthen.

And I’ll go back here, yes, the 10 years ago where we are 90% international, now 10 years ago we were 57% international, 43% domestic, so quite a change in activity over that time period. What have the day rates done, you know, this is going back to fiscal year, March yearend, so fiscal ‘04 averaged day rates and then where we finished fiscal ‘08 and you see that they have 71% and 81% increase in day rates for our new class of boat and 44% increase over that time period for the older boat so again both are moving up nicely.

We do continue one of things that we said in our recent phone call was where we have been in conferences before this suggesting that we would be committing 3 to $500 million a year in kind of new CapEx, acquisitions, organic growth etcetera, we suggested in the last conference call that financially we feel like we are certainly able to grow that to about $1 billion per year and probably for the next several years, again through either acquisitions or organically a new built contract, picking also some speculative built vessels that are being delivered etcetera, so we feel like we have the balance sheet strength to do that and increase that CapEx number. We are funding most other, thus far with internal cash-flow obviously when we get to that or if we get to that billion dollars a year for the next few years, we’ll have to go outside and get some debt which certainly our balance sheet can handle and we always rein kind of the bill versus buy criteria.

This is as we started keeping our own report card internally, in 2000 when we began our new construction era we have thus far acquired and this includes the 59 that are currently under construction, 201 vessels $2.8 billion of total CapEx of which we still owe about 850 to 900 maybe on that number on the 59 and still have the balance sheet that you’ll see in a minute. There’s the 59 that are currently under construction, a quick split of that because people want to know how much you are doing deep water versus kind of mid to shallow water, 28 of these 59 and deep water vessels mostly on the PSV side, the platform supply vessel side as suppose to anchor handle its side.

And the delivery schedule is 17 remaining in this current fiscal year through the end of March 22 next fiscal year and 20 thereafter. And this number will continue to change as we take delivery sign up new contracts etcetera. Then what are cash operating margins been and this is easier just take vessel revenue plus vessel operating cost and split between new and old boats, there’s been a lot of concentration on where you are making your money and obviously the traditional boats when you go back to year 2000 made up 100% of our activity level, but as time has grown we are now in fiscal ‘08 that just ended in March.

The new vessels even though they were only about 120 in our current fleet operating was accounting for about 55% of our operating cash flows, so they overcame the numbers of the traditional vessels but the good thing as you see that green line growing, as grown over the last few years stabilize and you can probably see that green line slowly shrink as the attrition of the old vessels go away, and then what the operating margins have done, they’ve improves over the last several years kind of flattened out a little bit in ‘08 and anybody that has flowed us knows with been hit with lots of dry docking cost that were accumulated in ‘08, early in this fiscal year of ‘09 was suggested that is kind of we are getting over that and has suggested as this fiscal year goes along that operating margin will return to the mid 50 level which has caused us some very significant changes in our bottom line.

And a big part of this we want to comment on is with all of these new boats and you see that the new boats generated that green line in ‘08, fiscal ‘08 generated about $300 million of cash operating margin. The 59 boats that are currently under construction for us today to be delivered over the next several years, but if we had all those boats in today with just today’s fundamentals of day rates and operating cost we think that will generate about $4.75 of earnings per share and about $336 million of incremental cash flow. Now the real question is again how many yield boats go away, our point is just 59 votes if everything stays, environment stays the same we’ll take the place of all of the cash flows that we generated about that old fleet during fiscal ‘08.

How am I doing on time, probably over. I will move quickly. This is kind of out with the old and in with the new. We have currently, including all of our boats 428 boats including the 59 that are under construction, today 187 are new and the remainder are more traditional, older equipment. But during that same eight, nine-year period just Tidewater has disposed 400 boats. Most of which were sold and sold out of the industry so they are not coming back to compete against or other competitors, and we will continue to attrition out of the old boats in a very disciplined way. We have averaged about 40 to 50 boats coming out of our fleet over the last few years. And for the modeling purposes that’s probably a decent number to use.

The balance sheet $2 billion of equity just short of that some cash. We have had a share repurchase program that was finalized in the June quarter, so that brought our cash balance down a little bit. We have some private placement debt. 300 million is the only debt on our balance sheet. Right now we are at verse to leveraging up the balance sheet more if it’s done in an effective and a disciplined way, so you see our debt to total cap is a very, very small number. Just in comparative P&L type numbers that all look pretty good and continue to grow if you look at the analyst estimates where like judge our numbers continue to grow through this current fiscal year and into next year.

And we have had significant earnings growth over this five or six year period, and even factored out some large gains on sales things like that to get some more pure operations so you see what our earnings line has done for this current fiscal year. We don’t give guidance on earnings, fiscal ‘09 the Street has set about $7 or so little more than 7 and fiscal ‘10 kind of the early report card has this up in the $8 range. So, again everyone believes that the earnings will continue to grow.

Just a bit on the share repurchase program. We just finished $250 million program at the end of June, and our Board authorized another $200 million that we use opportunistically as the market reacts as crazy as what we’ve all seen it happen, then we’ll pick up some of our shares as we go along. We have used over the last three years the entirety of all of our share repurchase programs. And we just increased our dividend from $0.15 quarterly to $0.25 quarterly in the June quarter.

And to wrap up, we use this pyramid when we talk about to investors that we are focused on long-tem shareholder value, not having a part in one quarter anything like. So, having an equal balance of knowing that we need to renew our fleet to get rid of older boats and add the new boats into the fleet, but at the same time maintain our financial strength and still deliver the results that our investors are asking for. We feel like, we’ve done that over the last several years.

So, with that — that’s it Joe.

Q&A

<<Unidentified Speaker>>

Any questions for Tidewater. I will go and ask one. Joe, any update or preliminary update from the hurricane that damaged your facilities, or what your customers are saying?

<A – Joseph Bennett>: Well, since I was in Houston with absolutely no communication to speak over the outside. I am probably not the best person to ask. We have not had enough, I mean I saw where our CFO spoke in another conference on Monday, and he was quoted as saying that there was probably 10 to 15% he thought, and this was all kind of [indiscernible] because it’s really too early to tell of the damage that was caused by Katrina and Rita, back then and Ivan. So, we don’t see it being anywhere near what it was. But, frankly it’s still a bit too early to tell.

<Q>: Okay. You mentioned M&A opportunities, with the credit crunch going on have you noticed any increase in those types of opportunities, any folks building boats, are you getting little strut for cash?

<A – Joseph Bennett>: Yes. We would have thought by now that we would have seen more, what we have seen in that market is the price of new boats just go up, and up, and up. And we would have thought over the last say six to eight months that the credit crunch would have kind of soften some of those prices and the fact is we are seeing very little of that. So, we can – we still think that it kind of has to happen. So we keep abreast of through our contacts and so forth being able to pickup some of those, a little bit cheaper than what they had originally asked for. But nothing much to speak of here unfortunately.

<<Unidentified Speaker>>

Any other questions? No. Thank you.

<<Joseph Bennett, Executive Vice President and Chief Investor Relations Officer>>

Thank you.

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